Exhibit 99.1

WOW! Elects Gunjan Bhow to Board of Directors

Global Chief Digital Officer for Walgreens Boots Alliance brings extensive digital transformation experience to broadband services provider

Englewood, Colo. – August 3, 2020 – WOW! Internet, Cable & Phone (NYSE: WOW), a leading broadband and communications service provider, today announced the election of Gunjan Bhow, global chief digital officer of Walgreens Boots Alliance, to the WOW! Internet, Cable & Phone Board of Directors.

Bhow has more than 25 years of expertise in consumer digital products, digital transformation at large companies, and successfully navigating multiple cycles of disruption in technology, broadband and media ecosystems. Prior to his role at Walgreens Boots Alliance, Bhow held senior executive leadership positions at the Walt Disney Company and at Amazon, overseeing digital transformation of both companies’ products and business models.

“We are pleased to welcome Gunjan to our board of directors,” said Jeff Marcus, chairman of WOW!. “With his background in e-commerce, driving digital transformation and a keen focus on the customer experience, Gunjan brings a balance of technical expertise and an understanding of consumer behavior. His expertise is critical for our transformation to a broadband business and continued focus on providing innovative products and services for our customers.”

Bhow earned an MBA from Harvard University Graduate School of Business and holds a bachelor of science degree in electrical engineering and computer science from the University of California, Berkeley. While at Harvard, Bhow authored a best-selling case study on the economics of Internet-based IPOs.

“I am excited and honored to join WOW!”, said Bhow. “The board of directors and management team are seasoned leaders who have successfully navigated a rapidly changing ecosystem and customer expectations in broadband, video, and digital. I am eager to help WOW! accelerate this transformation via customer-led innovation.”

Bhow will join WOW!’s Board of Directors effective immediately.

About WOW! Internet, Cable & Phone

WOW! is one of the nation’s leading broadband service providers, with an efficient, high-performing network that passes over three million residential, business and wholesale consumers. WOW! provides services in 19 markets, primarily in the Midwest and Southeast, including Illinois, Michigan, Indiana, Ohio, Maryland, Alabama, Tennessee, South Carolina, Florida and Georgia. With an expansive portfolio of advanced services, including high-speed Internet services, cable TV, streaming video, phone, business data, voice, and cloud services, the company is dedicated to providing outstanding service at affordable prices. WOW! also serves as a leader in exceptional human resources practices, having been recognized by the National Association for Business Resources’ for six years as a Best & Brightest Company to Work For, winning the award for the last two consecutive years. Visit wowway.com for more information.

WOW! Media Contact

Bryan Gibbs

bryan.gibbs@barokas.com